Exhibit 99.1

FA EMAIL

Subject: CNL Lifestyle Properties Announces Dates for Estimated Net Asset Valuation and Webinar

To be distributed on or about [date]

Dear Financial Advisor:

On March 3, 2015, CNL Lifestyle Properties, Inc. (the REIT) filed a Form 8-K with the dates the REIT anticipates announcing the estimated net asset value (NAV) and conducting the webinar.

•	CNL Lifestyle Properties anticipates announcing the Dec. 31, 2014, estimated NAV on or around March 10, 2015. [1]

•	CNL Lifestyle Properties will hold a webinar about the valuation results for its shareholders and financial advisors on March 16, 2015, at 3:00 p.m. Eastern Daylight Time. Register for the webinar at CNLLifestyleREIT.com/webinar and dial 800-759-0876 to access.

We look forward to providing additional information about CNL Lifestyle Properties’ valuation. In the meantime, please contact your CNL Securities Corp. representative directly at 866-650-0650 with any questions.

FOR BROKER-DEALER AND RIA USE ONLY.

[1]	CNL Lifestyle Properties has made every effort to estimate the date when information about a re-pricing event will be announced. However, it cannot guarantee that this date may not change.

See SEC filing or offering documents for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.

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